Exhibit B-4

               [Letterhead of State Street Bank and Trust Company]



June 5, 1996



Mark Collin
Vice President - Finance and Administration
Unitil Corporation
216 Epping Road
Exeter, NH 03833-4571

Dear Mark:

     This letter will confirm that State Street Bank and Trust Company (the "Bank") holds available for Unitil Corporation, a New Hampshire Corporation, (the "Borrower") a $2,000,000 line of credit (the "Line of Credit"). The Line of Credit will be available for general corporate purposes and will be made pursuant to the terms and conditions of this letter agreement (this "Agreement").

     The availability of the Line of Credit will be reviewed by the Bank from time to time and in any event prior to its expiration on June 30, 1997, to determine whether the Line of Credit should be continued or renewed.

     All loans under the Line of Credit will be evidenced by a promissory note in the form attached hereto as Exhibit A. The Borrower authorizes the Bank to record each loan and the corresponding information on the schedule forming a part of such promissory note, and this schedule, together with our corresponding records of debit and credit, shall constitute the official record of all loans under the Line of Credit. The Borrower agrees that, absent manifest error, this record shall be conclusive and binding.

     The availability of advances under the Line of Credit is subject to the Bank's usual reservation that the Bank continue to be satisfied with the business and financial condition of the Borrower and to any changes in government regulations or monetary policy.

     As compensation for this lending arrangement, the Borrower agrees to pay a fee of .25 per annum on the full amount of the facility. The fee will be payable, quarterly in arrears, on September 30, 1996, December 31, 1996, March 31, 1997, and June 30, 1997.

     Loans under the Line of Credit will be available in the sole discretion of the Bank. At your option, loans will be priced at either the Bank's Prime Rate (defined below) ("Prime Rate Loans"), or rates quoted by the Bank to the Borrower at fixed rates of interest at which the Bank is willing to make Money Market loans ("Money Market Loans") to the Borrower in amounts and for the interest periods requested by the Borrower. Prime Rate shall mean the rate of interest announced by the Bank in Boston, Massachusetts from time to time as its "Prime Rate". Money Market Loans may be requested for interest periods of up to 90 days. Money Market Loans may not be prepaid in whole or in part without the consent of the Bank. If prepayment is allowed, the Borrower agrees to compensate the Bank for any funding losses or other costs (including lost profits) incurred as a result of prepayment upon presentation by the Bank of a statement of the amount and setting forth Bank's calculation thereof, which statement will be deemed true and correct absent manifest error. Loans under this arrangement may not exceed $2,000,000 in the aggregate. The principal amount of each loan and interest with respect to each loan shall be payable upon the earlier of demand by the Bank or the maturity date of the loan indicated in the note schedule to the note. This arrangement is not a commitment to lend, and the Borrower acknowledges that from time to time Bank may decline to quote money market rates on some or all maturities.

     The Borrower hereby promises to pay the principal and interest of each loan and related fees on the day when due to Bank at its address stated above. The Borrower hereby authorizes the Bank, if and to the extent a payment owed is not made when due, to charge from time to time against the Borrower's deposit account with the Bank, any amount so due. All payments received by the Bank with respect to the loans shall be applied first to interest and then to principal.

     You agree to provide the Bank with information concerning the Borrower required by the Bank for its evaluation of Line of Credit advances including: quarterly income statements and balance sheets, audited annual financial statements and such other information about the Borrower's financial condition and operations as the Bank may request from time to time.

     As an inducement to the Bank to extend the Line of Credit the Borrower represents and warrants to the Bank that (i) the execution, delivery and performance of all of the agreements and instruments in connection with the Line of Credit are within the Borrower's power and authority and have been authorized by all necessary corporate proceedings and will not contravene any provision of the Borrower's charter or bylaws or any agreement or undertaking binding upon the Borrower; (ii) the Line of Credit is the legal, valid and binding obligation of the Borrower and does not require the consent or approval of any governmental agency or authority; (iii) any loan requests hereunder will not result in an aggregate of all loans outstanding which exceed the limits permitted under any applicable rule, regulation or statute; and (iv) there is no litigation, proceeding or investigation pending, or to the knowledge of the officers of the Borrower, threatened against the Borrower.

     The Borrower agrees to pay on demand all costs and expenses (including legal costs and attorneys' fees) incurred or paid by Bank in enforcing the Borrower's obligations hereunder or under the note executed pursuant hereto, as such note may be amended, extended or replaced.

     If the foregoing satisfactorily sets forth the terms and conditions of the Line of Credit, please execute and return the enclosed copy of this letter on or before June 30, 1996, together with the enclosed note, documents and certificates required by the Bank.

                 Very truly yours,

                 STATE STREET BANK AND TRUST COMPANY



                            By:/s/               Vice President
                            Name                          Title


Accepted:

Unitil Corporation


By: /s/ Pete Stulgis   Chairman & CEO
    Name:                       Title

Dated: June 21, 1996


By: /s/ Gail Siart
    Name:                       Title


Dated: June 21, 1996


                                    EXHIBIT A

                                 PROMISSORY NOTE


$2,000,000.00                                             July 1    , 1996
 ------------                                             ----------
                                                          Boston, Massachusetts


     For Value Received, the undersigned, jointly and severally if more than one, (herein called "Borrower"), hereby promise(s) to pay to the order of State Street Bank and Trust Company (herein called "Bank") at the principal office of Bank at 225 Franklin Street, Boston, Massachusetts 02110, or such other place as the holder hereof shall designate

                        TWO MILLION ($2,000,000) DOLLARS


or, if less, the aggregate principal amount of all loans made by the Bank to the Borrower pursuant to a letter agreement dated June 5, 1996, as such letter agreement may be amended, extended or replaced (the Agreement), as shown in the schedule attached hereto (the "Note Schedule"), together with interest on each loan at the rate or rates per annum set forth in the Note Schedule. Capitalized terms contained herein and not defined will have the meanings ascribed to them in the Agreement. The principal amount of each loan shall be payable upon the earlier to occur of demand by the Bank, or the maturity date of such loan as indicated in the Note Schedule. Interest on the unpaid balance of each loan shall be payable in arrears on the same day as the principal amount is due, provided that (i) interest on each Prime Rate Loan shall be payable on the first day of each month beginning on the first of such dates occurring after the date of such loan and when such loan is due. Interest shall be calculated on the basis of actual days elapsed and a 360-day year. Overdue payments of principal (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, at a fluctuating interest rate per annum equal to 4% above the Prime Rate in effect from time to time. "Prime Rate" shall mean the rate of interest announced by the Bank in Boston, Massachusetts from time to tune as its "Prime Rate".

     All loans hereunder and all payments on account of principal and interest hereof shall be recorded on the books and records of the Bank and, prior to any transfer hereof, endorsed on the Note Schedule which is part of this note. The entries on the records of the Bank (including any appearing on this note) shall be prima facie evidence of amounts outstanding hereunder.

     At the option of the holder, this note shall become immediately due and payable without notice or demand upon the occurrence of any of the following events of default: (a) failure to make any payment of principal or interest or pay any fee on any loan hereunder when due; (b) failure to pay or perform any liability, obligation or agreement of any Obligor to or with the holder of this note; (c) failure of any Obligor to pay or perform any obligation of any such Obligor to others for borrowed money or in respect of any extension of credit or accommodation; (d) failure of any representation or warranty in any statement or document or financial statements delivered to Bank for the purpose of inducing it to make or maintain loans under this note; (e) failure to furnish Bank promptly with financial information concerning any Obligor; (f) loss, theft, substantial damage, sale or encumbrance to or of any property constituting any collateral for the loans made under this note, or the making of any levy, seizure or attachment thereof or thereon or the failure to pay when due any tax thereon or, with respect to any insurance policy, any premium therefor; (g) default under any instrument constituting, or under any agreement relating to, any collateral; (h) change in the condition (financial or otherwise) of any Obligor which in the opinion of the holder will impair its security or increase its risk; (i) the occurrence of any of the following with respect to any
Obligor: admission in writing of his or its inability, or be generally unable, to pay his or its debts as they become due, death, dissolution, termination of existence, business failure, insolvency, appointment of a receiver of any part of the property of, legal or equitable assignment, conveyance or transfer of property for the benefit of creditors by, or commencement of any proceedings under any bankruptcy or insolvency laws by or against such person.

     Any deposits or other sums at any time credited by or due from holder to any Obligor, and any securities or other property of any Obligor at any time in the possession of holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of such Obligor to holder. Regardless of the adequacy of collateral, holder may apply or set off such deposits or other sums against such liabilities at any time in the case of a primary Obligor, but only with respect to matured liabilities in the case of a secondary Obligor.

     Each Obligor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this note may be extended from time to time and that no extension or other indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of such Obligor. No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. "Obligor" means any person primarily or secondarily liable hereunder or in respect hereto; and "holder" means the payee or any endorsee of this note who is in possession of it, or the bearer hereof if this note is at the time payable to bearer.

     This note is secured by any and all collateral at any time granted Bank to secure any obligations of Borrower.

     Each Obligor agrees to pay on demand all costs and expenses (including legal costs and attorney's fees) incurred or paid by the holder in enforcing this note on default.

     This note shall take effect as a sealed instrument and shall be governed by the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

                                        Unitil Corporation

Witness:

By: /s/ Sandra Walh                     By: /s/ Pete Stulgis
    Title: Corporate Asst.                  Title:



By: /s/ Sandra Walh                     By: /s/ Gail Siart
    Title:Corporate Asst.                   Title: